Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Solaredge Technologies, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated February 22, 2022, with respect to the consolidated financial statements of Solaredge Technologies, Inc., and the effectiveness of internal control over financial reporting of Solaredge Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
February 22, 2022

Experts' section in S-3

The consolidated financial statements of Solaredge Technologies, Inc. appearing in Solaredge Technologies, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Solaredge Technologies, Inc.'s internal control over financial reporting as of December 31, 2021 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.